THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G (AMENDMENT NO. 6) FILED ON FEBRUARY 18, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTON.


                                                                    OMB APPROVAL
                                            ------------------------------------
                                            OMB Number:                3235-0145
                                            Expires:             August 31, 1991
                                                        Estimated average burden
                                                       hours per response..14.90
                                            ------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. 6)*

                    Under the Securities Exchange Act of 1934



                        Sterling Chemicals Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   85916E 10 3
                       ----------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages

                                  SCHEDULE 13G

------------------------------                             ---------------------
CUSIP No.          85916E 10 3                             Page 2 of 5 pages
------------------------------                             ---------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          J. Virgil Waggoner                                     ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)     /_/

                                                                 (b)     /_/
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       411,306
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY                      0
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING                     411,306
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH                        0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         411,306
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          3.43%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 3 of 5 pages

ITEM 1.

         (a)      Name of Issuer:

                           Sterling Chemicals Holdings, Inc.

         (b)      Address:

                           1200 Smith Street, Suite 1900
                           Houston, Texas 77002

ITEM 2.

         (a)      Name of Person Filing:

                           J. Virgil Waggoner

         (b)      Address of Principal Business Office or, if none, Residence:

                           1200 Smith Street, Suite 1900
                           Houston, Texas 77002

         (c)      Citizenship:

                           United States of America

         (d)      Title of Class of Securities:

                           Common Stock, par value $0.01 per share

         (e)      CUSIP Number:

                           85916E 10 3

ITEM 3.

         If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable.

ITEM 4.  OWNERSHIP

         Not Applicable.






                                                               Page 4 of 5 pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |X|.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

ITEM 10.  CERTIFICATION:

          Not Applicable

                                                               Page 5 of 5 pages


                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information contained in this statement is true, complete and correct.

Date:  February 13, 1997


                               /s/ J. Virgil Waggoner
                               ---------------------------------
                               J. Virgil Waggoner